EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

CAPRI HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value	Rule 457(c) and Rule 457(h)	3,625,000 (3)	$47.29	$171,426,250.00	$92.70 per $1,000,000	$15,891.21
Total Offering Amounts					$171,426,250.00		$15,891.21
Total Fee Offsets							—
Net Fee Due							$15,891.21

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $48.53 (high) and $46.04 (low) sale price of Capri Holdings Limited's ordinary shares as reported on the NYSE on 07/27/2022, which date is within five business days prior to filing this Registration Statement.

(3)	Consists of ordinary shares issuable in respect of awards to be granted under the Capri Holdings Limited Third Amended and Restated Omnibus Incentive Plan.